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                                                                   EXHIBIT 10.14

                        1999 INCENTIVE COMPENSATION PLAN

PURPOSE: The purpose of the 1999 Incentive Compensation Plan is to motivate and retain all Officers and employees in order to maximize the performance of the Company against pre-defined operating objectives.

BACKGROUND: Somanetics pursues a compensation program that includes salary, incentive compensation, stock options and standard benefits (e.g. health insurance) to achieve a market competitive package to attract, motivate and retain key Officers and employees. The Incentive Compensation Plan is a core component of the overall compensation package for Somanetics Officers and employees and has been offered since 1996. The program affords the Officers and employees the opportunity to be financially rewarded based on actual results and affords the Company the benefit of conserving cash when business objectives are not achieved.

PLAN SUMMARY: All Officers and non-commissioned, full-time employees participate in the 1999 Incentive Compensation Plan. Potential incentive compensation under the Plan is based on each participant's position, salary level, individual performance against pre-defined objectives and Company performance against pre-defined objectives. One half of actual incentive compensation is paid quarterly based on year-to-date sales results versus the 1999 Sales Plan and the remaining one half is paid at the end of the fiscal year based on performance against a variety of pre-defined individual and Company objectives.

PLAN DETAIL:

         PLAN A: All Officers and non-commissioned, full-time employees participate in Plan A of the program. This portion of the Plan represents 50% of the incentive compensation potential for participants. The basis for incentive compensation for this portion of the program is the Company's year-to-date results versus the 1999 Sales Plan evaluated quarterly. In the event that year-to-date performance versus the 1999 Sales Plan is <80%, no payment is made under this portion of the Plan. Actual payment, if any, is made in the month following the completion of each fiscal quarter, except for payment relating to sales> 100% to Plan. Over achievement, if any, is measured and paid at year-end.

         PLAN B. Officers and certain employees participate in Plan B of the program. This portion of the Plan represents the other 50% of the incentive compensation potential for these participants. The basis for incentive compensation for this portion of the program is the Company's performance versus the 1999 Sales Plan, and to the extent that actual sales results are at least 80% to Plan, individuals receive incentive compensation in relation to their achievement of pre-defined individual objectives. Measurement, and actual payment, if any, is made at year-end.


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         PLAN C. Employees who participate in Plan A, but do not participate in
Plan B, participate in Plan C. This portion of the Plan represents the other 50% of the incentive compensation potential for these participants. The basis for incentive compensation for this portion of the program is the individual's performance against pre-defined objectives. An individual must achieve at least 50% of their objectives to be considered for any incentive compensation under this portion of the Plan. Measurement, and actual payment, if any, is made at year-end.


PLAN A PARTICIPANTS: All Officers and non-commissioned, full-time employees.

PLAN B PARTICIPANTS:                        PLAN C PARTICIPANTS:
Bruce Barrett (President & CEO)               Rick Scheuing (V.P., R&D)
Raymond Gunn (CFO)                            Pam Winters (V.P., Operations)
Bill Iacona (Controller)                      Ron Widman (V.P., Medical Affairs)
Mary Ann Victor (V.P., IR/PR/HR)              Oleg Gonopolskiy (Senior Engineer)
Susan Draper (Mgr., Purchasing)               Jim Youngblood (Engineer)
Jean Esten (Sls/Mktg Administrator)           Julie Lim (Engineer)
Tim Macko (Materials Planner)                 Chris Osborne (Engineer)
Vickie Lundy (Clinical Assistant)             Gary Wellhausen (Engineer)
Lloyd Nieto (Quality Technician)
Rosanne Barone (Accounting Clerk)
Jeff Myszynski (Production Supervisor)
Kim Langer (Customer Service)
Cherie Foster (Executive Assistant)
Debbie Earle (Accountant)

NOTE: New Officers and employees will be considered for participation at the discretion of the President and/or the Compensation Committee.





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                           1999 INCENTIVE COMPENSATION
                              PAYMENT CALCULATIONS

PLAN A:  QUARTERLY PAYMENT

If the year-to-date NOL Plan is achieved, the calculation for the 1999 Incentive Compensation payment is as follows:

      YTD% TO SALES PLAN    X    FACTOR    X    SALARY    X    RATE    X    .125

   FACTOR DETERMINATION:

       % TO SALES PLAN                           FACTOR

              <80%                                 0
           80% to 85%                             .6
           85% to 90%                             .7
           90% to 95%                             .8
           95% to 100%                            .9
              100%+                              1.0

PLAN B:  YEAR-END PAYMENT

         % GOALS    X    SALARY    X    RATE    X    % SALES PLAN    X    % PROFITS PLAN    X    .5


PLAN C:  YEAR-END PAYMENT

         % GOALS    X    SALARY    X    RATE    X    .5




Note: The President and/or the Compensation Committee reserve the right to adjust actual incentive compensation paid to individuals under Plan B by +/- 25%.




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                        1999 INCENTIVE COMPENSATION PLAN
                            ADMINISTRATION GUIDELINES

- This Plan shall be administered by the Company's Compensation Committee, which is authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.

- All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

- The Board reserves the right to pay bonuses to participants beyond those, if any, called for by the Plan.

-    Rights under this Plan may not be transferred, assigned or pledged.

- Nothing in this Plan confers any participant any right to continued employment and does not interfere with the Company's right to terminate an employee's employment.

- Revenue and net income will be as reported in the Company's Form 10-Q and 10-K.

- An Officer, or employee, must be a full-time employee in good standing at the time of actual payment in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Company before the payment date. And, no payment will be made to any person who is subject to a formal, written performance action plan.

- Any over achievement payment earned due to actual revenue exceeding Plan revenue will be paid after the end of the fiscal year based on final year-end sales results versus the 1999 Sales Plan.

- Officer, or employee, participation in this Plan will be suspended during periods of sick days beyond the allowable amount, long-term disability periods, or any other extended leave of absence. Actual payment reductions will be at the discretion of the President and/or the Compensation Committee.

- Earned payments under Plan A, except for payments relating to over achievement, are intended to be paid after the close of each fiscal quarter based on year-to-date performance versus the 1999 Sales Plan. Payments under Plan B, and any over achievement relating to Plan A, shall be paid at year-end. In either case, actual payment will be made as soon as practicable after sales and net income are determined and the payment confirmed by the Compensation Committee.

- Payments under Plan A will be made for "catching up" on a year-to-date basis. For example, if the Company finishes the first quarter below Plan, participants can recoup their full first quarter bonus not earned at the conclusion of the first quarter by "catching up" by the end of the second quarter.


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-    The year-to-date NOL Plan must be achieved in order for quarterly and year-end payments to be made to participants.

- The year-end Cash-on-hand Plan, plus any net cash inflow from a Corporate partner or other source, must be achieved in order for year-end payments to be made to participants.